Exhibit 99.1

Dril-Quip, Inc. Announces First Quarter 2019 Results

HOUSTON – April 25, 2019 / GlobeNewswire - Dril-Quip, Inc. (NYSE: DRQ) today reported operational and financial results for the first quarter 2019.

Key highlights included:

•	Recorded first quarter 2019 revenues of $94.3 million, near the midpoint of the guidance range

•	Increased non-project bookings to $99 million in the first quarter of 2019, which is the second consecutive strong booking quarter

•	Received several significant new orders to supply new technology products

•	Reported a net loss of $6.1 million, or $0.17 loss per diluted share, which included restructuring charges of $2.4 million

•

Generated net cash provided by operating activities of $0.8 million and negative free cash flow of $2.7 million, which includes $5 million of payments related to restructuring. Excluding these payments, free cash flow was positive $2.3 million

•	Grew Adjusted EBITDA to $9.3 million in the first quarter of 2019

•	Captured $8 million in additional annualized cost savings in the first quarter of 2019; increasing total annualized savings to approximately $24 million

•	Reported cash on hand of $414.8 million and maintained a clean balance sheet with no debt as of March 31, 2019

Blake DeBerry, Dril-Quip’s President and Chief Executive Officer, commented, “We continue to build on our recent successes. In the first quarter of 2019, we recorded strong revenue of $94.3 million and increased Adjusted EBITDA to $9.3 million. We also experienced another strong non-project bookings quarter, and our backlog grew to $303.7 million. We are seeing international drilling activity continue to increase as well as our quote activity. In 2019, we have seen new orders placed for several of our new technology products which allow our customers to reduce their total installed cost. In the second quarter, we received a new order from a major integrated oil company, which combines several of our new technology products, including our 20k BigBore IIeTM system including the DXeTM profile and our

BadgerTM specialty connector system. These new product bookings of our award-winning R&D systems are positive steps toward our goal of $100 million in new product revenue by 2021. As we look to the future, we will continue to leverage our technologically innovative products, first-class service and strong balance sheet to provide the equipment and support to our valued customers around the world.”

“Our cash position remained strong at over $414 million at the end of the first quarter, and our balance sheet remains debt-free. We will remain keenly focused on implementing our cost savings initiatives to maximize margins, and in the first quarter, we captured $8 million in additional annualized cost savings. The Company continues to focus on free cash flow and delivered close to $1 million in cash flow from operations in the first quarter. This was impacted by costs related to our restructuring initiatives that totaled approximately $5 million and the purchase of long-lead items related to new customer orders. We will continue to use our cash position and strong, debt-free balance sheet to support the recent increase in order demand. Although we expect some short-term variability in cash flow, we are targeting to be free cash flow positive for the full year.”

“Looking ahead to the second quarter, we expect revenues to be at the high end of the previously indicated range of $90 to $100 million. We are also increasing our expectations for bookings in the second quarter to between $75 and $95 million. We remain cautiously optimistic about bookings in the back half of the year but do not have clear visibility due to shortened lead times. Dril-Quip is poised financially and operationally to fund working capital in an improving market and deliver profitable growth and meaningfully add value to our shareholders.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “ First Quarter 2019 Supplemental Earnings Information” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in SEC filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information.

New Orders

During the first quarter of 2019, Dril-Quip received an order from BP to supply subsea wellhead systems valued at approximately $25-$35 million. Delivery of these systems is expected to begin in the fourth quarter of 2019 and continue into the first half of 2021. The order was placed under the Global Agreement between BP and Dril-Quip for supply of equipment and services established in 2013 and recently extended until 2023. The extended Global Agreement includes optionality for BP to order the BigBore IIeTM wellhead system, which includes an integral two million pound high-capacity casing hanger lockdown that can eliminate the need for drilling/production lockdown equipment and can eliminate up to five trips into the well.

Following the end of the first quarter, the Company received an initial order to supply four 20K BigBore IIeTM subsea wellhead systems from another major integrated oil company. This order is not included in the first quarter bookings and delivery of these systems is expected to occur in the first quarter of 2021. This order combines several of Dril-Quip’s new technology products which allow its customers to reduce their total installed cost. The order also includes the Company’s BadgerTM specialty casing connector which provides an improved make-up that saves time and reduces personnel while also meeting customers’ highest specifications with gas-tight metal seal integrity. The customer also elected to utilize the DXeTM profile on these wellhead systems which will allow the option to select Dril-Quip’s DXeTM wellhead connector that provides high-fatigue, high-load capacity with no bolts in the load path and has been validated and tested beyond the latest industry requirements.

In relation to the previously announced contract award to supply top tensioned riser (TTR) systems and related services for the development of the Ca Rong Do Project located offshore Vietnam operated by Repsol, Dril-Quip entered into an amendment with Repsol to extend that letter of award until December 31, 2019. This contract award remains in the Company’s backlog but the Company does not include this project in its 2019 revenue guidance provided in its fourth quarter 2018 earnings release and the Company does not expect this project to impact its 2019 revenue due to the continued delays in the project.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the first quarter of 2019 was $94.3 million, a decrease of $3.0 million compared to the fourth quarter of 2018, driven by a decrease in product revenues of $0.6 million, services of $1.0 million and leasing of $1.5 million. Western Hemisphere revenue for the first quarter of 2019 decreased from the prior quarter by $6.4 million, or 11%, primarily driven by lower activity levels. Eastern Hemisphere revenue was consistent with the prior quarter. Asia-Pacific revenue increased sequentially by $3.6 million, or 30%, due primarily to increased product sales.

Cost of sales for the first quarter of 2019 was $69.4 million, a decrease of $4.1 million compared to the prior quarter. Gross operating margin for the first quarter of 2019 was 26.4%, an increase from 24.6% in the fourth quarter of 2018. The improved gross margin was mainly due to favorable product mix in both the U.S. and Asia-Pacific. These margins also reflect the Company’s new realignment of costs as a result of the restructuring and the early stages of the ongoing cost savings initiatives.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2019 were $24.5 million, essentially flat with the fourth quarter of 2018. The flat quarter-over-quarter results are primarily due to the continued execution of the first phase of Dril-Quip’s restructuring initiative that was partially offset by employee compensation market adjustments.

Net Income, Adjusted EBITDA and Free Cash Flow

For the first quarter of 2019, Dril-Quip reported a net loss of $6.1 million, or $0.17 loss per diluted share. During the quarter, the Company recorded restructuring charges totaling $2.4 million comprised of severance and implementation expenses associated with its cost savings initiatives.

Adjusted net loss for the first quarter was $4.2 million ($0.12 loss per diluted share), after excluding $0.05 per share related to restructuring charges and the impact of foreign currency. Adjusted EBITDA totaled $9.3 million for the first quarter of 2019, compared to $7.0 million in the fourth quarter of 2018. Dril-Quip generated $0.8 million in net cash provided by operating activities after disbursing cash severance and related costs totaling approximately $5.0 million in conjunction with the restructuring efforts. Free cash flow for the first quarter was negative $2.7 million after approximately $3.5 million in capital expenditures. Excluding the restructuring payments, free cash flow was positive $2.3 million.

Cost Saving Initiatives

In 2018, Dril-Quip began the implementation of a full business transformation centered around a structured approach to improve cost performance across the entire Company. The sustainable cost-saving initiatives are focused on optimizing and improving the Company’s infrastructure across manufacturing, supply chain, SG&A, engineering and R&D and is expected to result in continuing Adjusted EBITDA improvements of $40 to $50 million annually. This reorganization will allow Dril-Quip to maintain its global presence in key markets, while supporting an integrated supply chain model which will create more flexibility in meeting the needs of its customers. Some examples of the progress made to date include labor workforce reductions, supplier renegotiations, reducing and rationalizing global footprints, and optimizing operational activities. During the first quarter of 2019, Dril-Quip achieved an additional $8 million of annualized costs savings, bringing the total annualized savings to approximately $24 million. The Company will continue to provide updates on its progress throughout 2019.

Balance Sheet

Dril-Quip’s cash on hand as of March 31, 2019 was $414.8 million, which together with the asset-based lending (ABL) facility, resulted in approximately $455 million of available liquidity. This strong liquidity position provides both financial and operational flexibility and allows the Company to quickly capitalize on opportunities as market conditions improve. This robust cash position also allows the Company to continue to execute on Dril-Quip’s long-term strategy of investing in research and development, supporting an upturn, opportunistically returning cash to shareholders, and pursuing complementary acquisitions.

Share Repurchases

On February 26, 2019, the Board of Directors authorized a share repurchase plan under which the Company can repurchase up to $100 million of its common stock. The repurchase plan has no set expiration date and any repurchased shares are expected to be cancelled. For the three-month period ended March 31, 2019, the Company purchased 28,078 shares under the share repurchase plan at an average price of approximately $39.74 per share totaling approximately $1.1 million and retired such shares. The Company continues to evaluate current market conditions on an ongoing basis as it relates to executing its share buyback program.

About Dril-Quip

Dril-Quip is a leading manufacturer of highly engineered drilling and production equipment for use onshore and offshore, which is particularly well suited for use in deep-water, harsh environments and severe service applications.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, anticipated project bookings, expected timing of completing the strategic restructuring, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less net cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and items that can be considered non-recurring.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income, Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles.

See tables below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements should be read together with, and are not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

SOURCE: Dril-Quip, Inc.

Raj Kumar, Vice President of Finance, (713) 939-7711

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended
	March 31,2019	December 31,2018	March 31,2018
	(In thousands, except per share data)
Revenues:
Products	$65,434	$66,042	$71,045
Services	18,476	19,411	17,463
Leasing	10,407	11,882	10,665

Total revenues	94,317	97,335	99,173
Costs and expenses:
Cost of sales	69,376	73,436	73,485
Selling, general and administrative	24,544	24,380	27,547
Engineering and product development	3,617	5,173	4,418
Impairment, restructuring and other charges	2,396	94,257	—
Gain on sale of assets	(13)	(1,085)	—

Total costs and expenses	99,920	196,161	105,450
Operating income (loss)	(5,603)	(98,826)	(6,277)
Interest income	2,006	2,075	1,797
Interest expense	(121)	254	(2)
Income tax provision (benefit)	2,333	(21,585)	2,901

Net income (loss)	$(6,051)	$(74,912)	$(7,383)

Earnings (loss) per share	$(0.17)	$(2.09)	$(0.20)

Depreciation and amortization	$8,356	$9,346	$8,241

Capital expenditures	$3,527	$5,378	$10,571

Dril-Quip, Inc.

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,2019	December 31,2018
	(In thousands)
Assets:
Cash and cash equivalents	$414,808	$418,100
Other current assets	428,532	434,881
PP&E, net	270,424	274,123
Other assets	69,965	65,406

Total assets	1,183,729	1,192,510

Liabilities and Stockholders’ Equity:
Current liabilities	$70,729	$82,258
Long-term debt	—	—
Deferred taxes	2,332	2,466
Other long-term liabilities	15,263	11,624

Total liabilities	88,324	96,348
Stockholders’ equity	1,095,405	1,096,162

Total liabilities and stockholders’ equity	$1,183,729	$1,192,510

Dril-Quip, Inc.

Unaudited Non-GAAP Financial Measures

Adjusted Net Income and EPS:	Three months ended
	March 31, 2019		December 31, 2018		March 31, 2018
	Effect on net income (after-tax) (1)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share
		(In thousands, except per share amounts)
Net income (loss)	$(6,051)	$(0.17)	$(74,912)	$(2.09)	$(7,383)	$(0.20)

Adjustments (after tax)
Reverse the effect of foreign currency	(556)	(0.02)	(156)	—	1,059	0.03
Add back impairment and other charges	—	—	67,569	1.88	—	—
Restructuring costs, including severance	2,396	0.07	6,894	0.19	474	0.01
Gain on sale of assets	(13)	(0.00)	(857)	(0.02)	—	—

Adjusted net income (loss)	$(4,224)	$(0.12)	$(1,462)	$(0.04)	$(5,850)	$(0.16)

Adjusted EBITDA:	Three months ended
	March 31,2019	December 31,2018	March 31,2018
		(In thousands)
Net Income (Loss)	$(6,051)	$(74,912)	$(7,383)
Add:
Interest (income) expense	(1,885)	(2,329)	(1,795)
Income tax expense (benefit)	2,333	(21,585)	2,901
Depreciation and amortization expense	8,356	9,346	8,241
Restructuring costs, including severance	2,396	8,726	600
Long-lived asset, inventory and goodwill impairments	—	85,531	—
Gain on sale of assets	(13)	(1,085)	—
Foreign currency loss (gain)	(704)	(197)	1,304
Stock compensation expense	4,862	3,509	3,974

Adjusted EBITDA (1)	$9,294	$7,004	$7,842

Free Cash Flow:	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(In thousands)
Net cash provided by operating activities	$838	$12,896	$11,388
Less:
Purchase of property, plant and equipment	(3,527)	(6,394)	(10,571)

Free Cash Flow	$(2,689)	$6,502	$817